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                                                                    EXHIBIT 10.4

                                AMENDMENT NO. 1
                                      TO
                           OYO GEOSPACE CORPORATION
                      1997 KEY EMPLOYEE STOCK OPTION PLAN



                                 FEBRUARY 2, 1998



     This Amendment amends the OYO Geospace Corporation 1997 Key Employee Stock Option Plan (the "Plan") as follows:

     1. Section 4.3 of the Plan is amended to read in its entirety as follows:

     " 4.3 RESTRICTIONS ON TRANSFERABILITY OF STOCK AWARDS AND OPTIONS. (a) Except as set forth in this Section 4.3, Options shall not be transferable by the Employee other than by will or under the laws of decent and distribution, and shall be exercisable, during the Employee's lifetime, only by him. Any attempt to transfer a Stock Award other than pursuant to the terms of the Plan and the Restricted Stock Agreement shall entitle the Committee to terminate that Stock Award and all rights of that Employee to the Restricted Stock included therein.

          (b) The Committee may, in its discretion, permit an Employee to transfer all or any part of an Option, or may grant an Option with terms that expressly permit all or any part of that Option to be transferred by the Employee, in either case to (i) the spouse, children or grandchildren of the Employee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of one or more of the Employee's Immediate Family Members, or (iii) a partnership or other legal entity in which only the Employee's Immediate Family Members have equity or ownership interests (collectively, "Permitted Transferees"); provided that (x) there may be no consideration for any such transfer and (y) subsequent transfers of Options so transferred (other than transfers by will or under the laws of decent and distribution, transfers back to the Employee to whom the Option was originally granted and transfers to other Permitted Transferees of such Employee) shall be void.

          (c) Following the transfer of any Option pursuant to paragraph (b) above, that Option shall continue to have the same terms and provisions and be subject to the same restrictions as were applicable immediately before that transfer, except that references in this Plan and in the Option Agreement applicable to such Option shall be deemed to be references to the Permitted Transferee or Permitted Transferees; provided that any provision of Section 5.6 that would have been triggered by the termination, death, retirement or disability of the Employee to whom the Option was originally granted will continue to be triggered by the termination, death, retirement or disability of such Employee."

     2.     Section 4.6 of the Plan is amended to read in its entirety as follows:
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     "  4.6 ELECTION UNDER SECTION 83(B) OF THE CODE.  If any Employee exercises the election permitted under Section 83(b) of the Code, that Employee shall, within ten days of making the election, (i) notify the Committee that he has made the election and (ii) pay to the Company, in immediately available funds, an amount equal to the additional amount, if any, that the Company will be required to withhold under applicable tax law as a result of such election. If the Employee fails to make such payment or otherwise provide for such payment, then the Company shall be entitled to deduct such sums from other compensation payable to such Employee or the Committee shall be entitled to rescind the Stock Award subject to such election."